PRESS RELEASE
For Immediate Distribution                 Contact: Intrepid Potash Inc.
David W. Honeyfield
Phone: 303-296-3006

Intrepid Potash Inc. Announces 2012 Third Quarter Financial Results and Fourth Quarter Outlook

DENVER; October 31, 2012 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) announced 2012 third quarter financial results today. Intrepid earned quarterly net income of $33.3 million and earnings per diluted share of $0.44 from the sale of 249,000 tons of potash at an average net realized sales price1 of $444 per ton. Adjusted EBITDA2 for the quarter was $56.3 million. Additionally, Intrepid made capital investments during the quarter of $74.2 million.

“Our strong third quarter results demonstrate our commitment and ability to improve and optimize our operations, sell what we produce, and focus on our customers' needs," said Bob Jornayvaz, Intrepid's Executive Chairman of the Board. "The diversity of the markets, customers, and crops we serve continues to be a core strategic advantage, allowing us to deliver the highest average net realized sales price as compared to the other North American producers. We continue to believe that strong commodity prices will drive balanced fertilization and will incent farmers to apply nutrients at full rates in preparation for the 2012/2013 growing season.

"Construction at our HB Solar Solution mine project is progressing well. Substantial and concurrent construction activity continues on the ponds, pipelines, well drilling, and mill design. We are also pleased with progress on our North compaction project. Most of the structural steel is erected, and equipment is beginning to be placed in the structure. We are beginning to see some benefit, particularly for potash production, from our long-term improvement plan at our East facility. Specifically, our potash production from this facility has increased approximately 20 percent sequentially in each of the second and third quarters."

1 Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.
2 Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

Third Quarter 2012 Highlights

•
Capital investment in the third quarter of 2012 totaled $74.2 million reflecting increased construction activity for our HB Solar Solution mine, North compaction project, and our new well cavern system at Moab, as well as the execution of several smaller capital projects.

•
As of September 30, 2012, we had $145.9 million of cash, cash equivalents, and investments; no outstanding debt; and $250.0 million available under our unsecured revolving credit facility. In August 2012, we agreed to issue $150 million of long-term senior notes in a private placement transaction, which is scheduled to fund in April 2013.

•	The average net realized sales price for potash was $444 per ton ($489 per metric tonne) in the third quarter of 2012, compared with $489 per ton ($539 per metric tonne) in the third quarter of 2011.

•	The average net realized sales price for Trio® was $336 per ton ($370 per metric tonne) in the third quarter of 2012, compared with $251 per ton ($277 per metric tonne) in the same quarter of 2011.

•	Potash sales increased to 249,000 tons in the third quarter of 2012, compared with 190,000 tons in the same period of 2011.

•	Potash production in the third quarter of 2012 was 189,000 tons, compared with 173,000 tons in the same period a year ago.

•	Cash operating cost of goods sold, net of by-product credits[3], for potash was $167 per ton in the third quarter of 2012. This compares with $175 per ton in the third quarter of 2011.

•	We sold 27,000 tons of langbeinite, which we market as Trio®, in the third quarter of 2012, compared with 54,000 tons in the same period a year ago.

•	Langbeinite production was 35,000 tons in the third quarter of 2012 and 2011.

•	Cash operating cost of goods sold for Trio® was $197 per ton in the third quarter of 2012 and 2011.

Market Conditions

The summer-fill sales program was in line with our expectations, and the beginning of the fall fertilizer application season is suggesting overall normal demand for potash across North America for the 2012/2013 growing season. Below-average yields for this crop season are tightening stocks-to-use ratios. In turn, commodity prices for corn and soybeans continue to strengthen. We believe that, on average, farmer cash flows from the 2012 growing season will

3 Cash operating cost of goods sold and cash operating cost of goods sold, net of by-product credits, are operating performance measures defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization (and, if applicable, excluding by-product credits), divided by the number of tons sold in the period.

be above average due to these higher commodity prices and the benefit of crop insurance. For the upcoming 2012/2013 growing season, we expect that farmers will seek to maximize yields to take advantage of the strong profit potential in front of them.

Dealers continue to manage risk by delaying purchases until the end user is ready to buy. As such, it has become more challenging to accurately predict timing of sales.

The diversity of the markets we serve continues to provide a strategic advantage as we have seen a general stability in the feed and industrial markets and have benefited from the breadth of growing regions and crops our products reach.

Capital Investment

In the third quarter of 2012, we invested approximately $74.2 million in our capital projects and continued to make progress on the initiation, continuation, and completion of a number of strategic projects.

Our capital investment plans are on track for the full year, and we estimate that we will invest approximately $225 to $300 million in capital projects during 2012. The size of this range is a function of the potential variability of equipment and material deliveries for our larger projects. We expect our 2012 capital programs to be funded out of cash flow and our existing cash and investments.

HB Solar Solution Mine

We began construction on the HB Solar Solution mine in Carlsbad, New Mexico, in March 2012 and we continue to make significant progress. Pond construction; drilling of injection, extraction, and water wells; and pipeline construction activities are all moving forward. We began initial injection of brine into the mine in August 2012. We have fully completed two of eighteen evaporation ponds and will begin first brine extraction and deposit into the pond system in November 2012. Further, construction activities on the new HB mill began in October 2012. The total expected capital investment for the project remains between $200 and $230 million with $99.2 million invested through September 30, 2012. We expect first production from the HB Solar Solution mine to occur in late 2013 after the evaporation season, with ramp up of production continuing through 2015, assuming no construction or equipment delays and the benefit of average annual evaporation cycles applied to full evaporation ponds.

North Compaction Project

Construction of the North compaction project in Carlsbad, New Mexico, began in the second quarter of 2012. This project upgrades our granulation facility and increases its capacity to handle the anticipated production from the HB Solar Solution mine and the expansion of our West facility. Construction is on schedule. The foundation and steel erection work is near completion, and we have set the compactors in place in the structure. We are also on track with other elements of the system. Total capital investment for the project is expected to be approximately $95 to $100 million, of which approximately $32.3 million has been invested as of the end of the third quarter of 2012. The North compaction facility is expected to be operational in mid-2013.

New Moab Cavern System

We continued to expand our solution mining cavern network at our Moab, Utah, facility during the quarter. Earlier in the year, we completed additional horizontal wells in the existing producing horizontal cavern system, and we expect to begin realizing increased production from that investment as the seasonal harvest progresses in 2013. We are also in the process of increasing capacity by drilling a second multi-well horizontal cavern system, which we expect to place in service in late 2012.

Wendover Upgrades

Since completing the construction of the new compactor in Wendover, Utah, in 2011, we have undertaken a series of systematic upgrades during 2012, including the construction of a new finished goods warehouse, development of additional evaporation pond capacity, and implementation of process control systems in the mill and various reliability enhancements. Year-to-date through September 30, 2012, we have invested $4.9 million in projects in Wendover, further enhancing the capabilities of our low-cost solar evaporation assets.

Third Quarter Results and Recent Performance

Income before income taxes for the third quarter of 2012 was $44.0 million compared with $42.1 million in the third quarter of 2011. Adjusted net income4 for the third quarter of 2012 was $28.9 million compared with $23.4 million in the same period last year. Cash flows from operating activities were $33.4 million for the third quarter of 2012 compared with $50.3 million for the third quarter of 2011.

Potash

During the third quarter of 2012, we produced 189,000 tons of potash and sold 249,000 tons of potash compared with 173,000 tons produced and 190,000 tons sold in the third quarter of 2011. The strong potash sales volume resulted from our continued efforts to expand our customer base and serve our customers' needs. We made a concerted effort to develop new relationships with dealers to grow their business. We have had success in increasing warehouse and distribution relationships, which are an important part of growing our sales in an increasingly competitive market.

Our production results for the third quarter of 2012 were improved over the same period in 2011 as a result of improved comparable production volumes at our East facility and a shorter annual maintenance turnaround period in 2012 as compared with 2011. The production results from Moab and Wendover also contributed to this increase. Production from the West facility was relatively stable.

4 Adjusted net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

We continue to dedicate significant resources to and make progress on the previously announced long-term improvement plan we implemented to address the production challenges at our East facility. As noted previously, we realized a sequential 20 percent improvement in production from our East facility during the third quarter as compared with the second quarter of this year. This is a multi-faceted plan that will continue into 2013. We expect to see some operating inefficiencies at our East facility as this work progresses, which may impact production levels and cause variability in our cash operating costs of goods sold.

Our cash operating cost of goods sold for potash decreased to $167 per ton, net of by-product credits of $6 per ton, in the third quarter of 2012 from $175 per ton, net of by-product credits of $8 per ton, in the third quarter of 2011. The decrease was due to higher production levels and lower total production costs. This solid result was also aided by a higher percentage of sales volumes from our Utah operations with their low-cost solar evaporation assets.

Langbeinite - Trio®

Trio® production improved modestly again from the second to the third quarter of 2012. We remain focused, through the execution of our East facility long-term improvement plan, on improving the operations of the plant to approach designed capacities. As we move forward with the plan, including the ongoing commissioning and diagnostic work on our Langbeinite Recovery Improvement Project, we will determine how much incremental capital investment will be necessary to achieve recovery improvements.
For the 27,000 tons of Trio® sold in the third quarter of 2012, we obtained an average net realized sales price of $336 per ton, which was $14 per ton higher than in the second quarter of 2012. These results compare with 54,000 tons of Trio® sold at an average net realized sales price of $251 per ton in the prior year's third quarter. The sequential improvement in Trio® pricing was a result of strong market demand and the recognition of the value of the magnesium and sulfate components of this specialty product. The decrease in tons sold resulted from having fewer tons available for sale in 2012 compared with a year ago. Pricing and demand for this specialty product remain strong with all of our Trio® inventory and anticipated 2012 production committed to targeted customer accounts.

Our cash operating cost of goods sold for Trio® remained consistent at $197 per ton in the third quarter of 2012 and 2011. Cash operating cost of goods sold improved sequentially from the second quarter, demonstrated by a decrease of $9 per ton when compared with the second quarter of 2012. This improvement was a result of the improved production from our East facility, which has the result of spreading costs over a greater number of tons produced.

Income Taxes

We increased our estimate of our future blended state tax rate, which resulted in an increase in the value of our deferred income tax asset by approximately $4.3 million, or $0.06 per share. In turn, this decreased our deferred income tax expense by $4.3 million and decreased our year-to-date 2012 effective tax rate to 32.8 percent. We expect our effective tax rate to be approximately 38 percent beginning in the fourth quarter of 2012.

Fourth Quarter and Full Year 2012 Outlook

Our outlook for the fourth quarter and full year 2012 is presented below. This information is our best estimate at the current time and will be impacted by market conditions, results of operations, and production results. Outlook information for capital investment is provided on a full year basis only.

	Three Months Ended	Year Ended
	December 31, 2012	December 31, 2012
Potash
Production (tons)	200,000 - 230,000	780,000 - 810,000
Sales (tons)	190,000 - 220,000	830,000 - 860,000
Cash operating COGS, net of by-product credit ($/ton)	$175 - $185	$175 - $185

Total COGS ($/ton)	$235 - $245	$235 - $245

Trio®
Production (tons)	25,000 - 40,000	120,000 - 135,000
Sales (tons)	35,000 - 50,000	120,000 - 135,000
Cash operating COGS ($/ton)	$195 - $215	$195 - $215

Total COGS ($/ton)	$280 - $295	$280 - $295

Other
Selling and Administrative	$7 - $9 million	$32 - $34 million

Capital Investment	—	$225 - $300 million

* * * * * * * * * * *

We routinely post important information about our business, including information about upcoming investor presentations, on our website under the Investor Relations tab. We encourage our investors and other interested parties to enroll on our website to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings. Our website address is www.intrepidpotash.com.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many of our international competitors use, equals 1,000 kilograms or 2,204.68 pounds.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. We include reconciliations of these measures to the most directly comparable U.S. GAAP measures in the tables at the end of this release. Average net realized sales price, cash operating cost of goods sold, and cash operating cost of goods sold net of by-product credits are operating measures. We include definitions of these measures in the footnotes to this release.

Conference Call Information

The conference call to discuss third quarter 2012 results is scheduled for Thursday, November 1, 2012, at 8:00 a.m. MDT (10:00 a.m. EDT). The call participation number is (800) 319-4610. A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413. International participants can dial (631) 982-4565 to take part in the conference call and can access a replay of the call at (412) 317-0088. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. In addition, the press release announcing third quarter 2012 results will be available on the Intrepid website before the call under "Investor Relations - Press Releases." An audio recording of the conference call will be available at www.intrepidpotash.com through December 1, 2012.

* * * * * * * * * * *
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining or construction expertise

•
the costs of, and our ability to successfully construct, commission and execute, our strategic projects, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, and our North granulation plant

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local government regulations, including environmental and mining regulations, the enforcement of those regulations, and government policy changes

•	our ability to obtain any necessary government permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines in U.S. or world agricultural production

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks and uncertainties described in our periodic filings with the U.S. Securities and Exchange Commission

All information in this document speaks as of October 31, 2012. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

	Three Months Ended September 30,
	2012	2011
Production volume (in thousands of tons):
Potash	189	173
Langbeinite	35	35
Sales volume (in thousands of tons):
Potash	249	190
Trio®	27	54

Gross sales (in thousands):
Potash	$118,215	$97,770
Trio®	11,135	16,230
Total	129,350	114,000
Freight costs (in thousands):
Potash	7,781	4,977
Trio®	1,918	2,625
Total	9,699	7,602
Net sales (in thousands):
Potash	110,434	92,793
Trio®	9,217	13,605
Total	$119,651	$106,398

Potash statistics (per ton):
Average net realized sales price	$444	$489
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	167	175
Depreciation, depletion, and amortization	41	33
Royalties	16	18
Total potash cost of goods sold	$224	$226
Warehousing and handling costs	15	14
Average potash gross margin	$205	$249

Trio® statistics (per ton):
Average net realized sales price	$336	$251
Cash operating cost of goods sold (exclusive of items shown separately below)	197	197
Depreciation, depletion, and amortization	56	21
Royalties	17	12
Total Trio® cost of goods sold	$270	$230
Warehousing and handling costs	18	16
Average Trio® gross margin	$48	$5

* On a per ton basis, by-product credits were $6 and $8 for the third quarter of 2012, and 2011, respectively. By-product credits were $1.6 million and $1.4 million for the third quarter of 2012, and 2011, respectively.

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

	Nine Months Ended September 30,
	2012	2011
Production volume (in thousands of tons):
Potash	578	616
Langbeinite	98	110
Sales volume (in thousands of tons):
Potash	636	610
Trio®	82	145

Gross sales (in thousands):
Potash	$308,728	$297,625
Trio®	31,649	40,726
Total	340,377	338,351
Freight costs (in thousands):
Potash	15,867	14,346
Trio®	5,417	7,974
Total	21,284	22,320
Net sales (in thousands):
Potash	292,861	283,279
Trio®	26,232	32,752
Total	$319,093	$316,031

Potash statistics (per ton):
Average net realized sales price	$460	$464
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	179	167
Depreciation, depletion, and amortization	42	31
Royalties	17	17
Total potash cost of goods sold	$238	$215
Warehousing and handling costs	15	14
Average potash gross margin	$207	$235

Trio® statistics (per ton):
Average net realized sales price	$320	$226
Cash operating cost of goods sold (exclusive of items shown separately below)	208	174
Depreciation, depletion, and amortization	59	21
Royalties	16	11
Total Trio® cost of goods sold	$283	$206
Warehousing and handling costs	16	15
Average Trio® gross margin	$21	$5

* On a per ton basis, by-product credits were $7 for both the nine months ended September 30, 2012, and 2011, respectively. By-product credits were $4.6 million and $4.0 million for the nine months ended September 30, 2012, and 2011, respectively.

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales	$129,350	$114,000	$340,377	$338,351
Less:
Freight costs	9,699	7,602	21,284	22,320
Warehousing and handling costs	4,234	3,556	10,603	10,617
Cost of goods sold	63,382	55,547	175,027	161,257
Other	181	188	508	695
Gross Margin	51,854	47,107	132,955	143,462

Selling and administrative	8,039	8,277	25,006	24,134
Accretion of asset retirement obligation	181	184	543	566
Insurance settlement income from
property and business losses	—	—	—	(12,500)
Other expense (income)	83	(3,115)	140	(7,804)
Operating Income	43,551	41,761	107,266	139,066

Other Income (Expense)
Interest expense, including realized and
unrealized derivative gains and losses	(221)	(175)	(689)	(677)
Interest income	487	446	1,526	1,231
Other income	135	22	413	340
Income Before Income Taxes	43,952	42,054	108,516	139,960

Income Tax Expense	(10,685)	(16,547)	(35,610)	(55,466)
Net Income	$33,267	$25,507	$72,906	$84,494

Weighted Average Shares Outstanding:
Basic	75,298,838	75,202,504	75,268,544	75,172,912
Diluted	75,350,216	75,300,272	75,325,450	75,277,594
Earnings Per Share:
Basic	$0.44	$0.34	$0.97	$1.12
Diluted	$0.44	$0.34	$0.97	$1.12

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2012 AND DECEMBER 31, 2011
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$55,115	$73,372
Short-term investments	74,638	97,242
Accounts receivable:
Trade, net	47,796	29,304
Other receivables	9,658	6,898
Income tax receivable	—	4,493
Inventory, net	56,466	55,390
Prepaid expenses and other current assets	6,696	5,015
Current deferred tax asset	4,207	4,931
Total current assets	254,576	276,645

Property, plant, and equipment, net of accumulated depreciation
of $130,103 and $98,654, respectively	484,563	387,423
Mineral properties and development costs, net of accumulated
depletion of $10,613 and $9,773, respectively	69,969	33,482
Long-term parts inventory, net	7,493	9,559
Long-term investments	16,146	6,180
Other assets	4,338	3,949
Non-current deferred tax asset	187,768	215,632
Total Assets	$1,024,853	$932,870

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$22,818	$20,900
Related parties	18	134
Accrued liabilities	27,466	14,795
Accrued employee compensation and benefits	12,552	12,370
Other current liabilities	2,058	1,476
Total current liabilities	64,912	49,675

Asset retirement obligation	10,776	9,708
Other non-current liabilities	2,206	2,354
Total Liabilities	77,894	61,737

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized;
and 75,299,126 and 75,207,533 shares outstanding
at September 30, 2012, and December 31, 2011, respectively	75	75
Additional paid-in capital	567,088	564,285
Accumulated other comprehensive loss	(1,314)	(1,431)
Retained earnings	381,110	308,204
Total Stockholders' Equity	946,959	871,133
Total Liabilities and Stockholders' Equity	$1,024,853	$932,870

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$33,267	$25,507	$72,906	$84,494
Deferred income taxes	7,105	12,597	28,588	42,614
Insurance settlement income from property and business losses	—	—	—	(12,500)
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	12,095	8,819	34,727	26,043
Stock-based compensation	973	1,104	3,678	3,776
Unrealized derivative gain	(272)	(368)	(769)	(913)
Other	954	1,110	2,939	1,565
Changes in operating assets and liabilities:
Trade accounts receivable	(15,848)	1,556	(18,491)	(10,395)
Other receivables	(567)	(3,821)	(2,760)	(9,834)
Income tax receivable	1,715	3,567	4,493	(552)
Inventory	2,396	(2,401)	989	(6,996)
Prepaid expenses and other assets	(3,608)	(1,788)	(1,681)	(541)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(6,234)	4,529	6,716	13,243
Other liabilities	1,466	(84)	985	(392)
Net cash provided by operating activities	33,442	50,327	132,320	129,612

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(47,285)	(37,120)	(123,054)	(100,936)
Additions to mineral properties and development costs	(25,572)	(60)	(36,978)	(780)
Insurance settlement proceeds from property and business losses	—	—	—	806
Purchases of investments	(17,691)	(25,901)	(83,325)	(78,360)
Proceeds from investments	45,159	10,408	93,496	42,779
Other	—	—	2	—
Net cash used in investing activities	(45,389)	(52,673)	(149,859)	(136,491)

Cash Flows from Financing Activities:
Debt issuance costs	(61)	(1,454)	(61)	(1,454)
Employee tax withholding paid for restricted stock upon vesting	—	(1)	(746)	(1,077)
Excess income tax benefit from stock-based compensation	246	7	55	434
Proceeds from exercise of stock options	34	31	34	330
Net cash provided by (used in) financing activities	219	(1,417)	(718)	(1,767)

Net Change in Cash and Cash Equivalents	(11,728)	(3,763)	(18,257)	(8,646)
Cash and Cash Equivalents, beginning of period	66,843	71,250	73,372	76,133
Cash and Cash Equivalents, end of period	$55,115	$67,487	$55,115	$67,487

Supplemental disclosure of cash flow information
Net cash paid during the period for:
Interest, including settlements on derivatives	$417	$406	$1,356	$1,165
Income taxes	$272	$378	$1,162	$12,983
Accrued purchases for property, plant, and equipment, and mineral properties and development costs	$24,550	$14,472	$24,550	$14,472

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(In thousands)

    Adjusted net income is a non-GAAP financial measure that is calculated as net income adjusted for significant non-cash and infrequent items. Examples of non-cash and infrequent items include insurance settlements from property and business losses, a portion of the income associated with the refundable employment-related credits from the State of New Mexico, non-cash unrealized gains or losses associated with derivative adjustments, the effect of changes to our state income tax rates on the value of our net deferred tax asset, and other infrequent items. Management believes that the presentation of adjusted net income provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring basis. In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP. Because adjusted net income excludes some but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of adjusted net income to net income, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net Income	$33,267	$25,507	$72,906	$84,494
Adjustments
Insurance settlement income from property and
business losses	—	—	—	(12,500)
Income associated with New Mexico refundable
employment-related credit	—	(3,230)	—	(7,922)
Unrealized derivative gain	(272)	(368)	(769)	(913)
Other	181	188	508	695
Calculated tax effect *	30	1,350	86	8,173
Change in blended state tax rate
to value deferred tax asset	(4,290)	—	(4,290)	—
Total adjustments	(4,351)	(2,060)	(4,465)	(12,467)
Adjusted Net Income	$28,916	$23,447	$68,441	$72,027

*Estimated annual effective tax rate of 32.8% for 2012 and 39.6% for 2011.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED EBITDA RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. Management believes that the presentation of adjusted EBITDA assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We use adjusted EBITDA as one of the tools to evaluate the effectiveness of our business strategies. In addition, adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP. Because adjusted EBITDA excludes some but not all items that affect net income and net cash provided by operating activities and may vary among companies, the adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net Income	$33,267	$25,507	$72,906	$84,494
Interest expense, including realized and
unrealized derivative gains and losses	221	175	689	677
Income tax expense	10,685	16,547	35,610	55,466
Depreciation, depletion, amortization, and accretion	12,095	8,819	34,727	26,043
Total adjustments	23,001	25,541	71,026	82,186
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$56,268	$51,048	$143,932	$166,680